Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James A. Watt and Frank T. Smith, Jr., and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below on April 2, 2013.

Signature	Title

/s/ James A. Watt James A. Watt	Chief Executive Officer and Director (principal executive officer)

/s/ Frank T. Smith, Jr. Frank T. Smith, Jr.	Chief Financial Officer (principal financial and accounting officer)

/s/ Marjorie L. Bowen Marjorie L. Bowen	Director

/s/ John R. Brecker John R. Brecker	Director

/s/ Michael R. Keener Michael R. Keener	Director

/s/ Alexander A. Kulpecz, Jr. Alexander A. Kulpecz, Jr.	Director

/s/ Robert A. Schmitz Robert A. Schmitz	Director

/s/ Eric R. Stearns Eric R. Stearns	Director